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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181443

The information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 2, 2015

Preliminary Prospectus Supplement
(to Prospectus dated May 21, 2012)

CLEAN DIESEL TECHNOLOGIES, INC.

             Common Stock Units

Consisting of One Share of Common Stock

and             Warrants to Purchase

One Share of Common Stock

We are offering                           common stock units, with each common stock unit consisting of one share of our common stock and                           warrants to purchase one share of our common stock (and the common stock issuable from time to time upon exercise of each of the warrants) pursuant to this prospectus supplement and the accompanying prospectus. Each common stock unit will be sold to investors in this offering at a negotiated price of $             per common stock unit. The common stock units will not be issued or certificated. The shares of common stock and the warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

The warrants will be exercisable during the period commencing from six months and one day from the date of original issuance and ending on the date which is five years from the date it first becomes exercisable, at an initial exercise price of $             per share of common stock. See "Description of Securities" for more information on the securities offered hereby.

Our common stock is listed on the NASDAQ Capital Market under the symbol "CDTI." On June 2, 2015, the last reported sale price of our shares of common stock was $2.52 per share.

Based on the reported sale price of $2.52 of our common stock on the NASDAQ Capital Market on June 2, 2015, the aggregate market value of our public float, calculated according to General Instruction I.B.6 of Form S-3, is approximately $35,239,690. Under the registration statement to which this prospectus supplement forms a part, we may not sell our securities in a primary offering with a value exceeding one-third of our public float in any 12-month period (unless our public float rises to $75.0 million or more). We have offered securities for an aggregate market value of $5,301,778 during the 12 calendar months preceding and including the date of this prospectus supplement pursuant to General Instruction I.B.6, and, accordingly, may sell up to $6,444,315 in stock and warrants hereunder.

Investing in our securities involves a high degree of risk. We refer you to the section entitled "Risk Factors" on page S-8 of this prospectus supplement and on page 3 of the accompanying prospectus and under similar sections in the documents we incorporate by reference into this prospectus.

	Per Unit	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to CDTi (before expenses)	$	$

See the heading entitled "Underwriting" on page S-18 of this prospectus supplement for additional disclosure regarding compensation to the underwriters payable by us.

Delivery of the securities is expected to be made on or about                    , 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Cowen and Company

Lake Street Capital Markets

Prospectus Supplement dated                    , 2015

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process and consists of two parts. The first part is this prospectus supplement, which describes the terms of the securities being offered by us and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. Generally, when we refer only to the "prospectus," we are referring to both parts combined. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

        It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents identified under the headings "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

        You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        Unless otherwise indicated or the context otherwise requires, references to "Clean Diesel Technologies," "Clean Diesel," "CDTI," the "Company," "we," "our" or "us," unless the context otherwise requires, refer to Clean Diesel Technologies, Inc.

 PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights certain information contained elsewhere in this prospectus supplement or incorporated by reference herein. This summary does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the risks related to our business and investing in our securities discussed under "Risk Factors" beginning on page S-8 and the other information and documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and related notes thereto.

Overview

        Our business is evolving from being a niche manufacturer of emissions control solutions for the motor vehicle OEM, retrofit and aftermarket markets to becoming an advanced materials technology provider for these markets. Our advanced materials technology is comprised of our low platinum group metal, or PGM, catalysts, including synergized-PGM, or SPGM™, and our zero-PGM, or ZPGM™, catalysts. Recently, we announced that testing was underway for new generation catalyst technologies, including our Spinel™ technology, which is a platform based on proprietary materials incorporating various base metals that replace costly PGMs and rare earth metals in coatings on vehicle catalytic converters. Once fully verified, we intend to commercialize our new catalyst technologies by supplying proprietary powders and/or licenses to other vehicle catalyst manufacturers, as well as manufacturing catalysts for select customers in our existing facilities. We believe that this business model will allow us to achieve greater scale and higher return on our technology investment than in the past.

        Recent preliminary engine and vehicle test results for our SPGM™ diesel oxidation catalyst, or DOC, technology indicate the achievement of emission control and system performance comparable to a leading OEM catalyst product while reducing PGM usage by over 80%. Also, initial tests for Base-Metal Activated Rhodium Support, or BMARS™, demonstrate that in a typical two-catalyst configuration using a close-coupled (CC) and an underfloor (UF) catalyst, BMARS™, with 50% less PGM, outperformed the OEM catalyst system on a popular passenger car. In addition, the BMARS™ CC catalyst alone outperformed the OEM CC+UF system. Further, recent test results of our Spinel™ technology demonstrated a greater than 90% reduction in PGMs, outperforming the OEM catalyst system.

        We currently commercialize our materials technology by manufacturing and distributing light duty vehicle catalysts and heavy duty diesel emissions control systems and products to major automakers, distributors, integrators and retrofitters. We have more than 14 years history of supplying catalysts to light duty vehicle OEMs and 35 years of experience in the heavy duty diesel systems market. We have a proven technical and manufacturing competence in the light duty vehicle catalyst market meeting auto makers' stringent requirements for performance, quality and delivery. Our business is driven by increasingly stringent global emission standards for internal combustion engines, which are major sources of a variety of harmful pollutants. Since inception, we have developed a substantial portfolio of patents and related proprietary rights and extensive technological know-how.

        We organize our operations in two business divisions: Catalyst and Heavy Duty Diesel Systems.

        Catalyst.    Utilizing our advanced materials technology platform, we develop and produce catalysts to reduce emissions from gasoline, diesel and natural gas combustion engines. Most catalytic systems require significant amounts of costly PGMs to operate efficiently. Using our proprietary mixed-phase catalyst, or MPC®, technology, we have developed a family of unique high-performance catalysts, featuring inexpensive base-metals with low or even no PGM content. We expect that our next-generation technologies will enable further advances in catalyst performance and further reductions in PGM usage. Our technical and manufacturing capabilities have been established to meet automakers' most stringent requirements. Since 2001, we have supplied over eleven million parts to light duty vehicle OEM customers. Our Catalyst division is also a supplier of products for our Heavy Duty Diesel Systems division. Revenues from our Catalyst division accounted for 60% and 46% of the total consolidated revenues for the three months ended March 31, 2015 and 2014, respectively.

        Heavy Duty Diesel Systems.    We specialize in the design and manufacture of verified exhaust emissions control solutions, and we offer a full range of products for the verified retrofit and non-retrofit OEM and aftermarket markets through our distribution/dealer network and direct sales. We believe we offer one of the industry's most comprehensive portfolios of emissions control systems for use in engine retrofit programs that have been evaluated and verified as compliant with applicable regulations by the United States, or U.S., Environmental Protection Agency, or EPA, and the California Air Resources Board, or CARB, as well as by regulators in several European countries. Recently, we launched our DuraFit™ OEM replacement diesel particulate filters, which leverage our proprietary catalyst technology within the medium and heavy duty vehicle parts replacement market, a new market segment for us. In the second quarter of 2015, we secured our first major fleet deal to supply our DuraFit™ replacement diesel particulate filters to the Department of Sanitation New York, who operates the largest municipal-owned sanitation fleet in the world consisting of approximately 3,000 vehicles including refuse collection trucks and mechanical street sweepers. Also in the second quarter of 2015, we signed an agreement with a national private label for distribution of our DuraFit™ replacement diesel particulate filters into the heavy and medium duty vehicle aftermarket for a period of up to 3 years. Sales of emissions control systems by our Heavy Duty Diesel Systems division are driven by the regulation of diesel emissions, particularly in the State of California. Revenues from our Heavy Duty Diesel Systems division accounted for 40% and 54% of the total consolidated revenues for the three months ended March 31, 2015 and 2014, respectively.

        We are headquartered in Oxnard, California and have operations in the United States, Canada, the United Kingdom, France, Japan and Sweden. We also have an Asian investment. Our proprietary catalyst products are manufactured at our facility in Oxnard, California and our heavy duty diesel systems and products are manufactured at our facilities in Thornhill, Canada and Malmö, Sweden.

Recent Developments

Collaboration Agreement

        We recently entered into a collaboration agreement with the manufacturer of aftermarket converter products to explore incorporating our products and technologies into some of their product line.

Settlement and Release

        In connection with an asset purchase agreement, dated October 1, 2009, for the sale of Applied Utility Systems, Inc., our former subsidiary, to Johnson Matthey, in 2013 Johnson Matthey presented us with an indemnification claim relating to various customer contracts that Johnson Matthey purchased. We previously offered $0.7 million, and accrued such amount as of March 31, 2015, to settle the claim. We are continuing to negotiate the terms of a settlement with Johnson Matthey.

Company Information

        Our principal executive offices are located at 1621 Fiske Place, Oxnard, California 93033 and our telephone number at that location is (805) 639-9458. We maintain an Internet website at www.cdti.com. Information contained in or accessible through our website does not constitute part of this prospectus supplement.

 The Offering

Issuer	Clean Diesel Technologies, Inc.
Common stock offered	shares of our common stock, plus shares of our common stock underlying the warrants offered pursuant to this offering.
Warrants offered

Warrants to purchase up to             shares of common stock. Each share of common stock is being sold with             of one warrant. Each whole warrant will be exercisable for one share of our common stock with an exercise price of $           per share, will be exercisable six months and one day after the date of issuance and will expire five years from the date it first becomes exercisable.

This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally recognized trading system. See "Description of Securities" on page S-15.

Common stock to be outstanding immediately following this offering(1)	shares, or approximately shares of our common stock if the warrants offered pursuant to this offering are exercised in full.
Use of proceeds

We estimate that the net proceeds from the sale of our securities in this offering will be approximately $             million, after deducting underwriting discounts, commissions and expense reimbursements and our estimated expenses related to this offering and assuming no exercise of the warrants.

We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of our strategic priorities. See "Use of Proceeds" on page S-11.

Risk factors	This investment involves a high degree of risk. See "Risk Factors" for a discussion of factors you should consider carefully before making an investment decision.

NASDAQ Capital Market ticker symbol	"CDTI." The warrants are not and will not be listed on the NASDAQ Capital Market, or any other securities exchange.

(1)
The number of shares outstanding immediately following the offering is based on 14,187,202 shares of common stock outstanding as of March 31, 2015 and excludes as of such date unless otherwise noted:

•
412,923 shares of common stock subject to outstanding options with a weighted average exercise price of $8.90 per share;
•
251,373 shares subject to unvested restricted stock units with a weighted average grant date fair value of $2.83 per share;
•
71,133 shares subject to vested and unissued restricted stock units with a weighted average grant date fair value of $3.02 per share;
•
1,610,069 shares of common stock issuable upon exercise of outstanding warrants (which does not include the warrants offered hereby) at an average weighted exercise price of $3.54 per share;
•
250,000 shares of common stock potentially issuable upon the conversion of convertible notes;
•
180,538 shares reserved for future issuance under our equity incentive plan; and
•
the shares of common stock issuable upon the exercise of the warrants offered hereby.

 Summary Consolidated Financial Data

        The following table sets forth our summary consolidated financial data for the periods indicated. We have derived our summary consolidated statement of comprehensive loss data for the years ended December 31, 2014 and 2013 and summary consolidated balance sheet data as of December 31, 2014 from our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014 and incorporated by reference in this prospectus supplement. The summary consolidated statement of comprehensive loss data presented below for the three-month periods ended March 31, 2015 and 2014 and summary consolidated balance sheet data as of March 31, 2015 have been derived from our unaudited condensed consolidated financial statements, which include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information presented. The results for the three months ended March 31, 2015 and 2014 are not necessarily indicative of the results to be expected for the entire fiscal year. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes incorporated by reference into this prospectus supplement. Our historical results are not necessarily indicative of the results to be expected in any future period.

Condensed Consolidated Statements of Comprehensive Loss (in thousands, except per share amounts):

	Year Ended December 31,		Three Months Ended March 31, (unaudited)
	2013	2014	2014	2015
Revenues	$51,801	$41,231	$11,579	$10,341
Cost of revenues	36,840	28,778	7,839	7,523
Net loss from continuing operations	(6,843)	(9,113)	(3,831)	(3,029)
Net loss per common share:
Net loss from continuing operations	(0.83)	(0.76)	(0.39)	(0.21)
Net loss	(0.86)	(0.78)	(0.39)	(0.21)

Consolidated Balance Sheet Data (in thousands):

	As of December 31, 2014	As of March 31, 2015 (unaudited)
Cash	$7,220	$4,250
Working capital	5,012	1,265
Indebtedness	10,317	10,605
Stockholders' equity	6,993	2,668

RISK FACTORS

        You should carefully consider the risk factors set forth below, under the caption "Risk Factors" in the accompanying prospectus and under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock could decline, and you could lose all or part of your investment. See also the information contained under the heading "Cautionary Statement Regarding Forward-Looking Statements" immediately below.

There has been and may continue to be significant volatility in the volume and price of our common stock on the NASDAQ Capital Market.

        The market price of our common stock has been and may continue to be highly volatile. Factors, including announcements of new business initiatives, technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operations results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market volume and price of our stock. Unusual trading volume in our shares occurs from time to time.

We have not paid and do not intend to pay dividends on shares of our common stock. Investors in this offering may never obtain a return on their investment.

        We have not paid dividends on our common stock since inception, and do not intend to pay any dividends to our stockholders in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business. Accordingly, you will need to rely on sales of your common stock after price appreciation, which may never occur, in order to realize a return on your investment.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

        Our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, prospects, financial condition, operating results and cash flow.

You will experience immediate dilution in the book value per share of the common stock you purchase.

        Because the public offering price per share of common stock is expected to be substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public

offering price of $       per share and corresponding warrant, if you purchase shares of common stock and warrants in this offering, you will suffer immediate and substantial dilution of approximately $       per share in the net tangible book value of the common stock you acquire. In the event that you exercise your warrants, you will experience additional dilution to the extent that the exercise price of those warrants is higher than the book value per share of our common stock.

We are limited, and may be further limited by this offering, from taking advantage of our significant U.S. federal tax loss carryforwards and tax credits.

        On October 15, 2010, we completed a business combination with Catalytic Solutions, Inc. ("CSI") when our wholly-owned subsidiary merged with and into CSI, which we refer to herein as the Merger. In connection with the Merger, we performed a study to evaluate the status of net operating loss carryforwards as a result of the Merger. Because the Merger caused an "ownership change" (as defined for U.S. federal income tax purposes) as of the date of the Merger, our ability to use our net operating losses and credits in future tax years has been significantly limited. In addition, due to the "ownership change," our federal research and development credits have also been limited and, consequently, we do not anticipate being able to use any of these credits that existed as of the date of the Merger in future tax years. In addition, this offering, alone or in combination with other previous offerings of our equity securities, may further limit our ability to use our net operating losses and credits in future tax years. Our limited ability to use these net operating losses and tax credits could have an adverse effect on our results of operations.

Anti-takeover provisions could negatively impact our stockholders.

        Provisions of Delaware law and provisions of our restated certificate of incorporation, as amended, and by-laws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. Additionally, our restated certificate of incorporation, as amended, authorizes our board of directors to issue series of preferred stock and such preferred stock could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders.

There is no public market for the warrants to purchase common stock in this offering.

        There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

Holders of our warrants will have no rights as a common stockholder until such holders exercise their warrants and acquire our common stock.

        Until holders of the warrants acquire shares of our common stock upon exercise of the warrants, holders of the warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the information incorporated by reference in this prospectus supplement include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the foregoing, the words "may," "believe," "may," "could," "might," "possible," "potential," "project," "will," "should," "expect," "intend," "plan," "predict," "promise," "anticipate," "estimate," "approximate," "contemplate" or "continue" "target," "goal" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. In particular, this prospectus supplement includes statements regarding recent positive test results relating to our new technologies, as well as entry into a collaboration agreement relating to these new technologies with an aftermarket converter manufacturer. There can be no assurance that our new technologies will continue to produce positive test results or will produce similar results in a commercial setting, or that the technology or products incorporating them will achieve market acceptance. All forward-looking statements included in this prospectus supplement are based on information available to us up to, and including, the date of this document, and we assume no obligation to update any such forward-looking statements to reflect events or circumstances that arise after the date hereof. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain important factors, including those contained in or incorporated by reference into this prospectus supplement. You should carefully review those factors and also carefully review the risks outlined in other documents that we file from time to time with the SEC.

 USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the shares of our common stock and warrants to purchase shares of common stock in this offering will be approximately $        million, after deducting the underwriter expenses and our estimated expenses related to this offering. In addition, we may receive proceeds of up to $        million if the warrants issued in this offering are exercised for cash. We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of our strategic priorities. We may also use a portion of the proceeds to pay a potential settlement with Johnson Matthey. Additionally, we may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our current business, although we have no present commitments or agreements for any such transactions. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

        As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds.

CAPITALIZATION

        The following table sets forth our cash and our consolidated capitalization as of March 31, 2015 (i) on an actual basis, and (ii) on an as adjusted basis to give effect to the issuance of the securities offered hereby, assuming no exercise of the warrants.

        You should read the following table in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the period ended March 31, 2015, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

	As of March 31, 2015
	Actual	As Adjusted(1)
	(In thousands)
Cash	$4,250	$
Borrowings
Line of credit	3,105		3,105
8% shareholder note due 2016	1,605		1,605
8% subordinated convertible shareholder notes due 2016	2,954		2,954
8% shareholder note due 2016	2,941		2,941
Total borrowings	10,605		10,605
Stockholders' equity
Preferred stock, par value $0.01 per share: authorized 100,000; no shares issued and outstanding	0		0
Common stock, par value $0.01 per share: authorized 24,000,000; 14,187,202 shares issued and outstanding	142
Additional paid-in capital	200,948
Accumulated other comprehensive loss	(4,338)		(4,338)
Accumulated deficit	(194,084)		(194,084)
Total stockholders' equity	2,668
Total capitalization	$13,273		$(2)

(1)
Assumes that             shares of our common stock and warrants to purchase             shares of common stock are sold in this offering at $         per share and corresponding warrant and that the net proceeds thereof are approximately $          million after deducting underwriting discounts, commissions and expense reimbursements and our estimated expenses.
(2)
Assuming the exercise of all of the warrants issued in this offering for cash, total capitalization would increase by $         million, resulting in total capitalization of $         million as of                           , 2015, on an as adjusted basis.

 DILUTION

        If you invest in our common stock and warrants, your ownership interest will be diluted to the extent of the difference between the public offering price per share of common stock that you pay and the as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in the as adjusted net tangible book value per share represents the difference between the amount per share of common stock paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after the consummation of this offering.

        As of March 31, 2015, our historical net tangible book value was approximately $(4.6) million, or $(0.32) per share. After giving effect to this offering and the receipt of $          million of estimated net proceeds from this offering, our as adjusted net tangible book value as of March 31, 2015, would have been approximately $          million, or approximately $         per share. This represents an immediate increase in net tangible book value of $         per share to existing stockholders and an immediate and substantial dilution in net tangible book value of $         per share to new investors participating in this offering. The following table illustrates this per share dilution:

Public offering price per share of common stock and corresponding warrant	$
Historical net tangible book value per share as of March 31, 2015		$(0.32)
Increase in net tangible book value per share attributable to this offering	$
Adjusted net tangible book value per share after giving effect to this offering	$
Dilution per share to new investors	$

        The discussion and table above exclude, as of March 31, 2015, unless otherwise noted:

  •
  412,923 shares of common stock subject to outstanding options with a weighted average exercise price of $8.90 per share;
  •
  251,373 shares subject to unvested restricted stock units with a weighted average grant date fair value of $2.83 per share;
  •
  71,133 shares subject to vested and unissued restricted stock units with a weighted average grant date fair value of $3.02 per share;
  •
  1,610,069 shares of common stock issuable upon exercise of outstanding warrants (which does not include the warrants offered hereby) at an average weighted exercise price of $3.54 per share;
  •
  250,000 shares of common stock potentially issuable upon the conversion of convertible notes;
  •
  180,538 shares of common stock reserved for future issuance under our Stock Incentive Plan; and
  •
  the shares of common stock issuable upon the exercise of the warrants offered hereby.

 MARKET PRICE AND DIVIDEND INFORMATION

Market Information

        Our common stock is traded on the NASDAQ Capital Market under the symbol "CDTI." The following table sets forth the high and low trading prices of our common stock on the NASDAQ Capital Market for each of the periods listed. Prices indicated below with respect to our share price include inter-dealer prices, without retail mark up, mark down or commission and may not necessarily represent actual transactions.

	NASDAQ Capital Market
	High	Low
2013
1st Quarter	$3.05	$2.10
2nd Quarter	$2.27	$1.15
3rd Quarter	$2.08	$1.10
4th Quarter	$1.86	$1.31
2014
1st Quarter	$7.39	$1.51
2nd Quarter	$3.48	$2.25
3rd Quarter	$2.81	$1.65
4th Quarter	$3.97	$1.41
2015
1st Quarter	$2.39	$1.60
2nd Quarter (through June 2, 2015)	$3.38	$1.79

        On June 2, 2015 the last reported sale price for our common stock as quoted on the NASDAQ Capital Market was $2.52 per share.

Dividends

        We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements and such other factors as our board of directors deems relevant. In addition, our credit facility restricts our ability to pay dividends.

DESCRIPTION OF SECURITIES

        We are offering                  shares of our common stock and warrants to purchase up to                  shares of common stock. Each share of common stock is being sold together as a unit with             of one warrant to purchase one share of common stock. Each whole warrant is exercisable to purchase one share of common stock at an exercise price of $             per share. Each warrant will be exercisable six months and one day after the date of issuance and will expire five years from the date it first becomes exercisable. The shares of common stock and warrants will be issued separately. This prospectus supplement also relates to the offering of shares of our common stock upon exercise, if any, of the warrants.

Common Stock

        The material terms and provisions of our common stock are described under the caption "Description of Common Stock" starting on page 4 of the accompanying prospectus.

Warrants

        The following summary of certain terms and provisions of warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the warrants, the forms of which will be included as exhibits to a Current Report on Form 8-K to be filed by us with the SEC in connection with this offering. Prospective investors should carefully review the terms and provisions of the form of warrants for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price

        The Warrants offered hereby will entitle the holders thereof to purchase up to an aggregate of                  shares of common stock at an initial exercise price per share of $             , will be exercisable six months and one day after the date of issuance and will expire five years from the date it first becomes exercisable. The Warrants will be issued separately from the common stock, and may be transferred separately immediately thereafter. The exercise price is subject to appropriate adjustment in the event of (1) payment of a common stock dividend or other distribution on any class of capital stock that is payable in shares of common stock; (2) subdivisions of outstanding shares of common stock into a larger number of shares; or (3) combinations of outstanding shares of common stock into a smaller number of shares.

Exercisability

        The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise. Only if the registration statement of which this prospectus forms a part, or other applicable registration statement, covering the issuance of the shares of common stock issuable upon exercise of the Warrants is not available for such issuance, the holder may exercise the Warrant in whole or in part on a cashless basis. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, at our option, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Transferability

        Subject to applicable laws and any restrictions on transfer set forth in the Warrant, Warrants may be transferred at the option of the holder without our consent.

Exchange Listing

        There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply to list the Warrants on any securities exchange. Without an active market, the liquidity of the Warrants will be limited. In addition, in the event the price of our common stock does not exceed the per share exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants will not have any value.

Pro Rata Distributions

        If, at any time while the Warrants are outstanding, we distribute to our common stockholders for no consideration (1) evidences of our indebtedness, (2) any security (other than payment of a common stock dividend or other distribution on any class of capital stock that is payable in shares of common stock), (3) rights or warrants to subscribe for or purchase any security, or (4) any other asset (including cash) (in each case, "Distributed Property"), then each holder of a Warrant shall receive with respect to the shares of common stock issuable upon exercise of such Warrant the Distributed Property that such holder would have been entitled to receive had the holder been the record holder of such number of shares of common stock issuable upon exercise of the Warrant immediately prior to the record date for such Distributed Property.

Fundamental Transactions

        If, at any time while the Warrants are outstanding, (1) we consolidate or merge with or into another entity in which the Company is not the surviving entity; (2) we sell all or substantially all of our assets, other than a sale of our engine control systems division or catalyst division or components thereof; (3) any tender offer or exchange offer (whether completed by us or a third party) is completed pursuant to which holders of a majority of the outstanding shares of our common stock tender or exchange their shares for securities, cash or other property; (4) we effect any reclassification of our common stock or compulsory share exchange pursuant to which outstanding common stock is effectively converted or exchange for other securities, cash or property or (5) any transaction is consummated whereby any person or entity acquires more than 50% of the Company's outstanding common stock (each, a "Fundamental Transaction"), then upon any subsequent exercise of a Warrant, the holder thereof will have the right to receive the same amount and kind of securities, cash or other property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise of the Warrant (the "Alternate Consideration"). The Company shall not effect any such Fundamental Transaction unless any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holders of the Warrants such Alternate Consideration as the holders of the Warrants may be entitled to purchase. However, each Warrant holder may require the Company or any successor entity to pay the Warrant holder within 90 days of the public disclosure of the consummation of a Fundamental Transaction an amount of cash equal to the Black Scholes Option Pricing Model obtained from the "OV" function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction.

Exercise Limitation

        A holder may not exercise its Warrants if, after giving effect to the exercise, the holder and certain related parties would beneficially own more than 4.99% of our common stock.

Right as a Shareholder

        The holder of a Warrant does not generally have the rights or privileges of a holder of our common stock, including any voting rights, until it exercises his, her or its Warrants.

Waivers and Amendments

        Except as otherwise provided in the Warrants, we may not may amend or fail to observe the terms of the Warrants without the consent of the applicable holder of each such Warrant.

 UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated June     , 2015, we have agreed to sell to the underwriters named below, for whom Cowen and Company, LLC is acting as representative, the following respective number of units:

Underwriter	Number of Units
Cowen and Company, LLC
Lake Street Capital Markets, LLC

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock and warrants in the offering if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are offering the shares of common stock and warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel including the validity of the shares of common stock and warrants, and subject to other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The offering of the shares of common stock and warrants by the underwriters is also subject to an underwriter's right to reject any order in whole or in part.

        The underwriters propose to offer the shares of common stock and warrants initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of up to $             per shares of common stock and warrants. After the offering the representative may change the public offering price and selling concession.

        The following table summarizes the compensation we will pay:

	Per Unit	Total
Underwriting discounts and commissions paid by us	$	$

        We estimate that our out of pocket expenses for this offering (not including any underwriting discounts and commissions) will be approximately $             .

        We have agreed that we will not, directly or indirectly, offer, sell (including, without limitation, any short sale), assign, transfer, pledge, contract to sell, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of, or announce the offering of, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock, or options, rights or warrants to acquire our common stock, or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of the representative for a period of 90 days after the date of this prospectus supplement. The restrictions described in this paragraph do not apply to (a) grants of common stock, restricted share units and options to purchase common stock, shares of common stock underlying options or restricted share units granted and other securities, each pursuant to any of our director or employee equity incentive plan, stock option plan, stock ownership plan or dividend reinvestment plan, (b) issuances of our common stock pursuant to the conversion of securities or the exercise of warrants, which securities or warrants are outstanding on the date of this prospectus supplement, or (c) the adoption of a new equity incentive plan or increases in the share reserve under an existing equity incentive plan, and filings of registration statement on Form S-8 under the Securities Act to register the offer and sale of securities to be issued pursuant to such existing or new equity incentive plan, and issue securities pursuant to such new or existing equity incentive plan (including, without limitation, the issuance of shares of our common stock upon the exercise of options or the settlement of restricted share units or other securities issued pursuant to such new equity incentive plan), provided that (1) such existing or new equity incentive plan satisfies the transaction requirements of Form S-8 under the Securities Act and (2) clause (c) shall not be available unless each recipient of shares of our common stock, or securities exchangeable or exercisable for or convertible into or settled with our common stock, pursuant to such existing or new equity incentive plan shall be contractually prohibited from selling, offering, disposing of or otherwise transferring any such shares or securities during the remainder of the aforementioned lock-up period .

        Our executive officers and directors have agreed that they will not, directly or indirectly, offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, or announce the intention to otherwise dispose of, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such executive officers and directors in accordance with the rules and regulations promulgated under the Securities Act, or securities convertible into or exercisable or exchangeable for our common stock, (ii) enter into any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of the our common stock or securities convertible into or exercisable or exchangeable for our common stock, whether now owned or hereafter acquired by the such executive officers or directors or with respect to which such executive officers or directors have or hereafter acquire the power of disposition, or (iii) engage in any short selling of our common stock or securities convertible into or exercisable or exchangeable for our common stock, without, in each case, the prior written consent of the representative for a period of 90 days after the date of this prospectus supplement. Subject to certain conditions and restrictions, the restrictions described in this paragraph above do not apply to (a) transfers of our common stock or other securities as a bona fide gift or gifts to any member of such executive officer's or director's immediate family or to a trust the beneficiaries of which are exclusively such executive officers or directors or members of the such executive officer's or director's immediate family or to a charity or educational institution or by will or intestate distribution, (b) sales of shares of our common stock to cover tax payments resulting from the vesting of any restricted stock awards or restricted stock units, (c) transactions relating to our common stock or other securities convertible into or exercisable or exchangeable for our common stock acquired in open market transactions after completion of this offering, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise) during the lock-up period, and, (d) the entry, by such executive officers or directors, at any time on or after the date of this prospectus supplement, of any trading plan providing for the sale of our common stock by the undersigned, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any of our common stock during the lock-up period and no public announcement or filing is voluntarily made or required regarding such plan during the lock-up period.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act.

        Our common stock is listed on The Nasdaq Capital Market under the symbol "CDTI." The warrants are not and will not be listed for trading on The Nasdaq Capital Market or any other securities exchange.

        The public offering price of the shares of common stock and warrants and the exercise price and other terms of the warrants were negotiated between us and the representative, based on the trading price of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the shares of common stock and warrants we are offering and the exercise price and other terms of the warrants include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant. There can be no assurance that the public offering price of the shares of common stock and warrants or the deemed allocation in the underwriting agreement of the public offering price of the shares of common stock and warrants between the public offering price of the common stock and the public offering price of the warrants will correspond to the price at which the common stock and warrants will trade in the public market subsequent to this offering or that an active public market for our common stock or warrants will develop and continue after this offering.

        In connection with the offering the underwriters may engage in stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
  •
  Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. If the underwriters have a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.
  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the security originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
  •
  In passive market making, market makers in the securities who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our securities until the time, if any, at which a stabilizing bid is made.

        These stabilizing transactions, syndicate covering transactions, penalty bids and passive market making may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result the price of our securities may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

        A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectus supplements electronically. The underwriters may agree to allocate a number of shares of common stock and warrants to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.

Other Relationships

        Cowen and Company, LLC and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, Cowen and Company, LLC may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Cowen and Company, LLC is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        Each of the underwriters severally represents, warrants and agrees as follows:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA") received by it in connection with the issue or sale of the securities in circumstances in which Section 21 of the FSMA does not apply to us; and

  (b)
  it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        The validity of the shares of common stock and warrants offered hereby will be passed upon for us by DLA Piper LLP (US), Phoenix, Arizona. The underwriters have been represented in connection with this offering by Kelley Drye & Warren LLP, New York, New York.

EXPERTS

        The consolidated financial statements of the Company as of December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014, incorporated by reference in this prospectus supplement and in the registration statement have been so incorporated in reliance on the report of BDO USA, LLP, independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        Upon request, we will provide each person to whom this prospectus supplement is delivered a copy of all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. You may obtain copies of these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Investor Relations Manager
Clean Diesel Technologies, Inc.
1621 Fiske Place
Oxnard, CA 93033
(805) 639-9555
Internet Website: www.cdti.com

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus supplement the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will update and supersede this information.

        This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 18, 2015;
  •
  portions of our definitive proxy statement on Schedule 14A filed on April 2, 2015 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;
  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed on May 12, 2015;
  •
  our Current Reports on Form 8-K filed on February 11, 2015 (other than the information furnished therein under Item 7.01 and Exhibit 99.1) and May 21, 2015; and
  •
  the description of our common stock, $0.01 par value per share, contained in our registration statement on Form 8-A filed on September 27, 2007, including any amendments or reports filed for the purpose of updating such description.

        In addition, we incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information "furnished" to the SEC), until the offering of all the securities by this prospectus supplement is completed, including all filings made after the date of this prospectus supplement. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC. These documents are available to you without charge. See "Where You Can Find More Information."

        For purposes of this prospectus supplement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

PROSPECTUS

CLEAN DIESEL TECHNOLOGIES, INC.

$50,000,000

Common Stock
Preferred Stock
Warrants
Units

        By this prospectus, we may offer and sell from time to time up to $50,000,000 in total of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock upon conversion of preferred stock or common stock or preferred stock upon the exercise of warrants. This prospectus provides a general description of securities we may offer. Each time we offer securities, we will provide a prospectus supplement containing more information about the particular offering together with this prospectus. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities without a prospectus supplement.

        The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a delayed or continuous basis. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus. If any agents or underwriters are involved in the sale of any securities, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in the applicable prospectus supplement.

        Our common stock is listed on the NASDAQ Capital Market under the symbol "CDTI." On May 11, 2012, the last reported sale price of our common stock was $2.57 per share. Pursuant to General Instruction I.B.6 of Form S-3, as long as the aggregate market value of our common stock held by non-affiliates remains below $75.0 million, we will not, during any 12 calendar month period, sell the securities in a public primary offering with a value exceeding more than one-third of the aggregate market value of our common stock held by non-affiliates. As of March 31, 2012, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $14,420,866, which was calculated based on 5,611,232 shares of outstanding common stock held by non-affiliates and a price per share of $2.57, the last reported sale price per share of our common stock on the NASDAQ Capital Market on May 11, 2012. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

        Investing in our securities involves a high degree of risk. We refer you to the section entitled "Risk Factors" on page 3 of this prospectus and in the applicable prospectus supplement and under similar sections in the documents we incorporate by reference into this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 21, 2012

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf registration process, we may offer to sell any one or more or a combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000 (or its equivalent based on the applicable exchange rate at the time of the sale in one or more foreign currencies, currency units or composite currencies that we may designate). We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We also may add, update or change in the prospectus supplement any of the information contained in this prospectus. If there is an inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and the applicable prospectus supplement together with the documents we incorporate by reference into this prospectus as described under the heading "Incorporation of Certain Documents By Reference" before making an investment decision. THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SECURITIES WITHOUT A PROSPECTUS SUPPLEMENT.

        The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, provides additional information about the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC public reference room as discussed under the heading "Where You Can Find More Information."

        You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate at any date other than the date indicated on the cover page of these documents. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        In this prospectus, references to "Clean Diesel Technologies," "Clean Diesel," "CDTI," the "company," "we," "our" or "us," unless the context otherwise requires, refer to Clean Diesel Technologies, Inc.

ABOUT OUR COMPANY

        We are a Delaware corporation formed in 1994 as a wholly-owned subsidiary of Fuel Tech, Inc., a Delaware corporation (formerly known as Fuel-Tech N.V., a Netherlands Antilles limited liability company) ("Fuel Tech"), and were spun off by Fuel Tech in a rights offering in December 1995. Since inception, and as set forth below, we have developed a substantial portfolio of patents and related proprietary rights and extensive technological know-how.

        We currently conduct our operations primarily through our wholly-owned subsidiary, Catalytic Solutions, Inc. ("CSI"). CSI is a California corporation formed in 1996 and, through its Heavy Duty Diesel Systems division, has over 30 years of experience in the heavy duty diesel systems market and has proven technical and manufacturing competence in the light duty vehicle catalyst market meeting auto makers' most stringent requirements. From November 22, 2006 through the Merger, CSI's common stock was listed on the AIM of the London Stock Exchange (AIM: CTS and CTSU).

        We completed a business combination with CSI on October 15, 2010 when our wholly-owned subsidiary, CDTI Merger Sub, Inc., merged with and into CSI. We refer to this transaction as the "Merger." The Merger was accounted for as a reverse acquisition and, as a result, our company's (the legal acquirer) consolidated financial statements are now those of CSI (the accounting acquirer), with the assets and liabilities and revenues and expenses of CDTI being included effective from October 15, 2010, the date of the closing of the Merger.

        We are headquartered in Ventura, California and have operations in the United States, Canada, the United Kingdom, France, Japan and Sweden as well as an Asian investment. Our proprietary Catalyst division products are manufactured at our facility in Oxnard, California, while our Heavy Duty Diesel Systems division products are manufactured at our facilities in Reno, Nevada; Thornhill, Canada; Malmö, Sweden; and South Godstone, United Kingdom.

        We are a leading global manufacturer and distributor of heavy duty diesel and light duty vehicle emissions control systems and products to major automakers and retrofitters. Our business is driven by increasingly stringent global emission standards for internal combustion engines, which are major sources of a variety of harmful pollutants.

Our Divisions

        We operate in two primary divisions: our Heavy Duty Diesel Systems division and our Catalyst division. We have included all of the operations of CDTI in our Heavy Duty Diesel Systems division.

  •
  Heavy Duty Diesel Systems:  Our Heavy Duty Diesel Systems division specializes in the design and manufacture of verified exhaust emissions control solutions. This division offers a full range of products for the verified retrofit and original equipment manufacturer, or OEM, markets through its distribution/dealer network and direct sales. These Engine Control Systems ("ECS") and Clean Diesel Technologies-brand products, such as Purifilter®, Purifier™, Platinum Plus® and ARIS®, along with our exhaust gas recirculation with selective catalytic reduction technologies, are used to reduce exhaust emissions created by on-road, off-road and stationary diesel and alternative fuel engines including propane and natural gas.

    Sales of emission control systems by our Heavy Duty Diesel Systems division are being driven by increased regulation of diesel emissions, particularly in the State of California and Europe's Low Emission Zones, or LEZs. The U.S. Environmental Protection Agency, or EPA, estimated in a 2010 report that more than 11 million diesel engines operating today do not meet its new clean diesel standards, yet the engines can operate for 20 to 30 years. In California, government mandates could lead to the long-term retrofitting of nearly one million diesel vehicles at an estimated cost of over $2 billion, according to a California Air Resources Board, or CARB, 2010 report. According to 2011 data received from Transport for London, we believe the London LEZ regulations will have resulted in the retrofitting of up to 20,000 heavy duty diesel vehicles during 2011 and through early 2012.

  •
  Catalyst:  Our Catalyst division produces catalyst formulations to reduce emissions from gasoline, diesel and natural gas combustion engines. Using our proprietary MPC® technology, we have developed a family of unique high-performance catalysts—with base-metals or low platinum group metal and zero-platinum group metal content—to provide increased catalytic function and value for technology-driven automotive industry customers. Our technical and manufacturing competence in the light duty vehicle market is aimed at meeting auto makers' most stringent requirements, and we have supplied over ten million parts to light duty vehicle customers since 1996. Our Catalyst division also provides catalyst formulations for our Heavy Duty Diesel Systems division.

    Globally, the catalyst market is estimated to exceed $7 billion by 2015, according to a report issued by Global Industry Analysts, Inc. in 2011. We expect growth in this business division to be driven by increased sales to existing customers, including Honda, and catalyst sales internally to our Heavy Duty Diesel Systems division.

        With over 30 years experience in vehicle emissions control technologies, we believe we offer one of the industry's most comprehensive portfolios of evaluated and EPA- and CARB-verified systems for use in engine retrofit programs, as well as by regulators in several European countries.

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risk factors described in Part I, Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as the risks, uncertainties and additional information set forth in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. The risks and uncertainties described in the prospectus supplement and the documents we incorporate by reference into this prospectus are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline, and you could lose all or part of your investment. See also the information contained under the heading "Cautionary Statement Regarding Forward-Looking Statements" immediately below.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the foregoing, the words "may," "believe," "may," "could," "might," "possible," "potential," "project," "will," "should," "expect," "intend," "plan," "predict," "anticipate," "estimate," "approximate," "contemplate" or "continue" "target," "goal" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. All forward-looking statements included in this prospectus are based on information available to us up to, and including, the date of this document, and we assume no obligation to update any such forward-looking statements to reflect events or circumstances that arise after the date hereof. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain important factors, including those contained in or incorporated by reference into this prospectus. You should carefully review those factors and also carefully review the risks outlined in other documents that we file from time to time with the SEC.

USE OF PROCEEDS

        We will retain broad discretion over the use of net proceeds to us from the sale of our securities offered hereby. Except as may be otherwise described in a prospectus supplement, we currently anticipate using any net proceeds to us for general corporate purposes, which may include working capital, general and administrative expenses, and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our current business, although we have no present commitments or agreements for any such transactions. The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including the actual amount of proceeds we receive, competition and economic or other conditions.

        We cannot guarantee that we will receive any proceeds in connection with any offering hereunder because we may choose not to issue any of the securities covered by this prospectus. If we choose to issue securities, we will provide a prospectus supplement that will contain information about how we intend to use the proceeds from each such offering.

        Pending the application of such proceeds, we may invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

 DILUTION

        If there is a material dilution of the purchasers' equity interest from the sale of common equity securities offered under this prospectus, we will set forth in any prospectus supplement the following information regarding any such material dilution:

  •
  the net tangible book value per share of our equity securities before and after the offering;

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  the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and

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  the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

RATIO OF EARNINGS TO FIXED CHARGES

        Because we have no preferred stock issued (and have not had any issued during the last five fiscal years), a ratio of earnings to combined fixed charges and preferred dividends is not presented. If we issue preferred stock in the future, we will set forth in any prospectus supplement the ratio of earnings to combined fixed charges and preferred dividends for the last five fiscal years.

DESCRIPTION OF COMMON STOCK

        The following description of our common stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of our common stock that we may offer under this prospectus. For the complete terms of our common stock, please refer to our Amended and Restated Certificate of Incorporation, as amended ("Certificate of Incorporation") and Bylaws. The description herein does not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our Certificate of Incorporation and Bylaws because they, and not the summary, define the rights of holders of shares of our common stock. You can obtain copies of our Certificate of Incorporation and Bylaws by following the directions under the heading "Where You Can Find More Information." The terms of our common stock also may be affected by Delaware law.

Authorized and Outstanding Capital Stock

        We are authorized to issue 12,000,000 shares of common stock, $0.01 par value per share. As of May 11, 2012, we had 7,218,807 shares of common stock outstanding. In addition, we had 934,914 shares of common stock reserved for issuance under outstanding warrants; 1,783,330 shares reserved for issuance to Lincoln Park Capital Fund, LLC under a purchase agreement; 369,853 shares reserved for issuance to Kanis S.A. upon conversion of our subordinated convertible notes; 176,676 shares reserved for issuance upon the exercise of outstanding stock options and an additional 58,892 shares reserved for issuance pertaining to outstanding restricted stock units under inducement awards; and 577,214 shares reserved for issuance upon the exercise of outstanding stock options and an additional 119,225 shares reserved for issuance pertaining to outstanding restricted stock units under our 1994 Incentive Plan. As of the date of this prospectus, we do not have any shares of preferred stock outstanding.

Voting Rights

        For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in the holder's name on our books. Our common stock does not have cumulative voting rights. The holders of a plurality of the shares of our common stock entitled to vote in any election of directors, voting together as a single class, can elect all of the directors standing for election, if they so choose.

Dividends

        Subject to limitations under Delaware law and preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our Board of Directors out of legally available funds. We have never paid any cash dividends on our Common Stock and do not anticipate paying dividends in the near future.

Liquidation

        Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of our company, subject to the prior rights of any preferred stock then outstanding.

Fully Paid and Nonassessable

        All shares of our outstanding common stock are fully paid and nonassessable and any additional shares of common stock that we issue will be fully paid and nonassessable.

Anti-Takeover Effects of Certain Charter and Bylaw Provisions and Delaware Law

        Our Certificate of Incorporation and Bylaws and Delaware law contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

        The provisions of our Certificate of Incorporation and Bylaws and Delaware law summarized below may have the effect of deterring hostile takeovers or delaying changes in control or management of us. They are designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Charter and Bylaw Provisions

        Our Certificate of Incorporation and Bylaws contain provisions relating to corporate governance and to the rights of stockholders. Our Bylaws provide that special meetings of stockholders may only be called by our Board of Directors, our Chairman of the Board or our Chief Executive Officer and shall be called by our Chairman, Chief Executive Officer or Secretary at the request in writing of stockholders owning at least one-fourth of the outstanding shares of capital stock entitled to vote. In addition, our Certificate of Incorporation provides that our Board of Directors may authorize the issuance of preferred stock without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine.

        Since the terms of our Certificate of Incorporation and Bylaws may differ from the general information we are providing, you should only rely on the actual provisions of our Certificate of Incorporation and Bylaws. If you would like to read our Certificate of Incorporation and Bylaws, they are available as described under the heading "Where You Can Find More Information."

Delaware Anti-Takeover Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. ("DGCL"). In general, this section prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

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  before the date on which the stockholder became an interested stockholder, the corporation's Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

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  the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

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  the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation that is not held by the interested stockholder, at a meeting of the stockholders held on or after the date of the business combination.

        Section 203 defines "business combination" to include:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

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  in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        An interested stockholder is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation's voting stock. Business combinations include, without limitation, mergers, consolidations, stock sales, asset sales or other transactions resulting in a financial benefit to interested stockholders.

Other Rights and Restrictions

        Holders of our common stock do not have preemptive or subscription rights, and they have no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our Certificate of Incorporation and Bylaws do not restrict the ability of a holder of common stock to transfer the holder's shares of common stock.

Listing

        Our common stock is listed on the NASDAQ Capital Market under the symbol "CDTI."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF PREFERRED STOCK

        The following description of our preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of our preferred stock that we may offer under this prospectus. For the complete terms of our preferred stock, please refer to our Certificate of Incorporation and Bylaws, and the applicable certificate of designation to our Certificate of Incorporation ("Certificate of Designation") establishing the terms of the related series of preferred stock. See "Where You Can Find More Information." The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our Certificate of Incorporation, the applicable Certificate of Designation and our Bylaws because they, and not the summaries, define your rights as holders of shares of our preferred stock. The terms of our preferred stock also may be affected by Delaware law.

Authorized and Outstanding Shares

        We currently have authorized 100,000 shares of preferred stock, $0.01 par value per share, none of which have been issued. The Board of Directors has the right, without shareholder approval, to issue preferred stock and to establish its terms and conditions.

Designations, Powers, Preferences, Rights, Qualifications, Limitations and Restrictions

        Prior to issuance of shares of each series of our undesignated preferred stock, our Board of Directors is required by the DGCL and our Certificate of Incorporation to adopt resolutions and file a Certificate of Designations with the Secretary of State of the State of Delaware, fixing for each such series the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series.

        Our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

        Subject to limitations prescribed by the DGCL, our Certificate of Incorporation and our Bylaws, our Board of Directors is authorized to fix the number of shares constituting each series of preferred stock and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors. Each series of preferred stock that we offer under this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

        The applicable prospectus supplement will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:

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  the title and stated value of the preferred stock;

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  the number of shares of the preferred stock offered, the liquidation preference per share and the purchase price of the preferred stock;

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  the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for dividends;

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  whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

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  the procedures for any auction and remarketing, if any, for the preferred stock;

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  the provisions for a sinking fund, if any, for the preferred stock;

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  the provisions for redemption, if applicable, of the preferred stock;

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  any listing of the preferred stock on any securities exchange or market;

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  the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or its manner of calculation) and conversion period;

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  voting rights, if any, of the preferred stock;

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  a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

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  whether interests in the preferred stock will be represented by depositary shares;

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  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

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  any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

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  any other specific terms, preferences, rights, limitations or restrictions on the preferred stock.

Transfer Agent and Registrar

        The transfer agent and registrar for our preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.

        We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering, and any supplemental agreements, before the issuance of the related series of warrants. The following summaries of material terms and provisions of the warrant agreements and warrant certificate are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus and the complete warrant agreements and warrant certificates that contain the terms of the warrants. For more information, please review the forms of these documents, which will be filed with the SEC and will be available as described under the heading "Where You Can Find More Information."

        The following is a summary of our outstanding warrants as of May 11, 2012:

	Shares	Weighted Average Exercise Price	Range of Exercise Prices
Outstanding at December 31, 2011	929,914	$15.13	$2.80 - $169.47
Warrants issued	5,000	$3.80	$3.80
Outstanding at May 11, 2012	934,914	$15.07	$2.80 - $169.47
Warrants exercisable at May 11, 2012	904,914	$15.26	$2.80 - $169.47
Aggregate intrinsic value	$—

General

        We may issue warrants for the purchase of common stock or preferred stock in one or more series. We may issue warrants independently or together with common stock or preferred stock, and the warrants may be attached to or separate from these securities.

        We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. If we elect to do so, the warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants if we elect to use a warrant agent.

        We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

  •
  the offering price and aggregate number of warrants offered;

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  the currency or currencies (including composite currencies), and/or the securities (if any), in which the exercise price of the warrants may be payable; and, if the exercise price is payable in whole or in part with securities, the basis for determining the amount or number of such securities to be provided as such payment;

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  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

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  the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

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  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

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  the terms of any rights to redeem or call the warrants;

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  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

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  if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

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  the dates on which the right to exercise the warrants will commence and expire;

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  the manner in which the warrant agreement and warrants may be modified;

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  if applicable, material U.S. federal income tax consequences of holding or exercising the warrants;

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  the terms of the securities issuable upon exercise of the warrants;

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  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

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  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

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  the anti-dilution provisions of the warrants, if any;

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  any redemption or call provisions; and

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  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m., Pacific Standard Time, on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of warrants may exercise their respective warrants in the manner set forth in the applicable prospectus supplement relating to such warrants. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

        Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

 DESCRIPTION OF UNITS

        The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus and any related unit agreements and unit certificates. While the terms summarized below will apply generally to any units that we may offer, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any units offered under that prospectus supplement may differ from the terms described below.

        We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, any form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of such unit agreements and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus and the complete unit agreement and any supplemental agreements that contain the terms of the units. For more information, please review the forms of these documents, which will be filed with the SEC and will be available as described under the heading "Where You Can Find More Information."

General

        We may issue, in one or more series, units comprised of shares of our common stock or preferred stock and warrants to purchase common stock or preferred stock or any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        We may evidence units by unit certificates that we issue under a separate agreement. We may issue the units under a unit agreement between us and one or more unit agents. If we elect to enter into a unit agreement with a unit agent, the unit agent will act solely as our agent in connection with the units and will not assume any obligation or relationship of agency or trust for or with any registered holders of units or beneficial owners of units. We will indicate the name and address and other information regarding the unit agent in the applicable prospectus supplement relating to a particular series of units if we elect to use a unit agent.

        We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions of the governing unit agreement that differ from those described below; and any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

        The other provisions regarding our common stock, preferred stock and warrants as described in this section will apply to each unit to the extent such unit consists of shares of our common stock and preferred stock and warrants to purchase our common stock.

Enforceability of Rights by Holders of Units

        Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus in one or more of the following ways from time to time:

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  to or through underwriters or dealers; or

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  directly to purchasers, including our affiliates, or to a single purchaser;

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  through one or more agents;

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  through a block trade in which the broker or dealer engaged to handle the block will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

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  through a combination of any of these methods of sale.

        In addition, we may issue the securities being offered by this prospectus as a dividend or distribution.

        We may effect the distribution of the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

        We will set forth in a prospectus supplement the terms of the offering of our securities, including:

  •
  the type and amount of securities we are offering;

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  the purchase price of our securities being offered and the net proceeds we will receive from the sale;

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  the method of distribution of the securities we are offering;

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  the name or names of any agents, underwriters or dealers;

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  any over-allotment options under which underwriters may purchase additional securities from us;

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  any underwriting discounts and commissions or agency fees and commissions and other items constituting underwriters' or agents' compensation;

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  any discounts or concessions allowed or re-allowed or paid to dealers; and

  •
  any securities exchanges on which such securities may be listed.

Sale through Underwriters and Dealers

        If we use an underwriter or underwriters in the sale of securities offered by this prospectus, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales.

        Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

        If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the applicable prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions.

        In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission, agency fees, or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement.

        We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

Sale Through Dealers

        If we use dealers in the sale of the securities offered by this prospectus, we or an underwriter will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices to be determined by the dealers at the time of resale. The applicable prospectus supplement will set forth the names of the dealers and the terms of the transactions.

Direct Sales

        We may directly solicit offers to purchase the securities offered by this prospectus. In this case, no underwriters or agents would be involved. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Sale Through Agents

        Securities also may be offered and sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. Any agent may be deemed to be an underwriter within the meaning of the Securities Act with respect to any sale of those securities.

Delayed Delivery Contracts

        If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

        Our common stock is listed on the NASDAQ Capital Market. Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the NASDAQ Capital Market, subject to official notice of issuance. Unless the applicable prospectus supplement states otherwise, each other class or series of securities issued will be a new issue and will have no established trading market. We may elect to list any other class or series of securities on an exchange, but we are not currently obligated to do so.

        Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market. Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

        The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Derivative Transactions and Hedging

        We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others.

        The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic Auctions

        We also may make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

        Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

        Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

        Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments they may be required to make in respect to such liabilities. The applicable prospectus supplement will describe the terms and conditions of indemnification or contribution. Some of our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business. We will describe in the prospectus supplement the nature of any such relationship and the name of the parties involved. Any lockup arrangements will be set forth in the applicable prospectus supplement.

        Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

        The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

        Unless the applicable prospectus supplement indicates otherwise, certain legal matters with respect to the validity of the securities offered under this prospectus and any prospectus supplement will be passed upon for us by DLA Piper LLP (US), Phoenix, Arizona. Counsel for any underwriter or agent will be noted in the applicable prospectus supplement.

 EXPERTS

        The consolidated financial statements of Clean Diesel Technologies, Inc. as of December 31, 2011 and 2010, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not include all of the information contained in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Investor Relations Manager
Clean Diesel Technologies, Inc.
4567 Telephone Road, Suite 100
Ventura, CA 93003
(805) 639-9460
Internet Website: www.cdti.com

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will update and supersede this information.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

  •
  our Quarterly Report on Form 10-Q for the quarter ending March 31, 2012, which was filed on May 10, 2012;

  •
  our Annual Report on Form 10-K for the year ended December 31, 2011 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2012 annual meeting of stockholders, which was filed on April 23, 2012 and amended on April 23, 2012) filed on March 29, 2012;

  •
  our Current Reports on Form 8-K filed on February 17, 2012, February 28, 2012, March 14, 2012 and May 7, 2012; and

  •
  the description of our Common Stock, $0.01 par value per share, contained in our Registration Statement on Form 8-A filed on September 27, 2007, including any amendments or reports filed for the purpose of updating such description.

        All filings that we may file pursuant to the Exchange Act subsequent to the date hereof and prior to effectiveness of this registration statement shall be deemed to be incorporated in this registration statement and to be a part hereof from the date of filing of such documents or reports. In addition, we incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information "furnished" to the SEC), from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC. These documents are available to you without charge. See "Where You Can Find More Information."

        For purposes of this prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

CLEAN DIESEL TECHNOLOGIES, INC.

             Common Stock Units

Consisting of One Share of Common Stock

and             Warrants to Purchase

One Share of Common Stock

PROSPECTUS SUPPLEMENT

Cowen and Company

Lake Street Capital Markets

                    , 2015